                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A


                           AMENDMENT TO CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(b) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
Date of Report                                         April 22, 1999
(Date of earliest event reported)                      December 4, 1998

                         Commission file number 1-10629
                                                -------

                           LASER VISION CENTERS, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                      43-1530063
              --------                                      ----------
(State or other jurisdiction of incorporation   (I.R.S. Employer identification
or organization)                                number)

         540 Maryville Centre Dr., Suite 200, St. Louis, Missouri 63141
         --------------------------------------------------------------
                    (Address of principal executive offices)


                                  (314)434-6900
                                  -------------
              (Registrant's telephone number, including area code)

Reason for Amendment

As discussed in its Form 10-K/A, the Company has restated its 1998 Consolidated financial statements to account for the beneficial conversion feature and the mandatory redemption features of the Series B Convertible Preferred Stock. The accompanying pro forma financial information have been adjusted to give effect to the restatements.


Laser Vision Centers, Inc. hereby amends the following items, financial statements, exhibits or other portions of its Current Report dated December 21, 1998, on Form 8-K:

Item 7.  Financial Statements and Exhibits

(a)      Financial Statements of Business Acquired
         (1)      Audited Financial Statements of Midwest Surgical Services,
                  Inc. for the two year period ended April 30, 1998
         (2)      Condensed Consolidated Balance Sheet (Unaudited) of Midwest
                  Surgical Services, Inc. as of October 31, 1998
         (3) Consolidated Statements of Operations (Unaudited) of Midwest Surgical Services, Inc. for the six month periods ended October 31, 1998 and 1997
         (4) Consolidated Statements of Cash Flows (Unaudited) of Midwest Surgical Services, Inc. for the six month periods ended October 31, 1998 and 1997
         (5) Audited Financial Statements of Refractive Surgical Resources, Inc. for the year ended April 30, 1998
         (6)      Condensed Balance Sheet (Unaudited) of Refractive
                  Surgical Resources, Inc. as of August 31, 1998
         (7)      Statements of Operations (Unaudited) of
                  Refractive Surgical Resources, Inc. for the four month periods ended August 31, 1998 and 1997
         (8)      Statements of Cash Flows (Unaudited) of
                  Refractive Surgical Resources, Inc. for the four month periods ended August 31, 1998 and 1997

(b)      Pro Forma Financial Information
         (1) Pro Forma Combined Statements of Operations (Unaudited) for the year ended April 30, 1998
         (2) Pro Forma Combined Statements of Operations (Unaudited) for the six month period ended October 31, 1998
         (3)      Pro Forma Combined Balance Sheets (Unaudited) as of October
                  31, 1998

(c)      Exhibits
         None

MIDWEST SURGICAL
SERVICES, INC.
FINANCIAL STATEMENTS
APRIL 30, 1998 AND 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Midwest Surgical Services, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Midwest Surgical Services, Inc. at April 30, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
St. Louis, Missouri

August 27, 1998, except Note 13
which is as of December 4, 1998

MIDWEST SURGICAL
SERVICES, INC.
BALANCE SHEET
APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------



                                                                           APRIL 30,
                                                                     1998            1997
ASSETS
Current assets:
 Accounts receivable, net of allowance of $24,000 and
  $19,137 in 1998 and 1997, respectively                      $    702,386     $    579,312
 Other receivables                                                  89,880           41,622
 Notes and other receivables - related parties                      77,089            2,617
 Inventory                                                         468,599          332,350
 Prepaid expenses and other current assets                          41,838           15,265
                                                              ------------     ------------
  Total current assets                                           1,379,792          971,166
                                                              ------------     ------------
Property and equipment:
 Medical equipment                                               2,683,537        1,688,379
 Aircraft equipment                                                708,151          697,267
 Furniture and fixtures                                            404,035          331,189
 Automobiles                                                        13,532           13,532
 Accumulated depreciation                                       (1,119,207)        (591,416)
                                                              ------------     ------------
                                                                 2,690,048        2,138,951

Other assets                                                       251,311           33,912
                                                              ------------     ------------
  Total assets                                                $  4,321,151     $  3,144,029
                                                              ============     ============




   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
BALANCE SHEET (CONTINUED)
APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                            APRIL 30,
                                                                     1998            1997
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Trade accounts payable                                         $    351,806      $   250,565
 Dividend payable                                                                     247,629
 Other accrued liabilities                                           218,395           82,574
 Other accrued liabilities - related parties                          15,825           38,811
 Line of credit                                                      300,000          230,000
 Current portion of notes payable                                     34,341            5,315
 Notes payable to related parties                                     30,000
 Current portion of obligations under capital leases                 564,493          451,961
                                                                ------------      -----------
  Total current liabilities                                        1,514,860        1,306,855
                                                                ------------      -----------
Non-current liabilities:
 Notes payable                                                       577,795          562,500
 Capital lease obligations                                         1,176,599          589,598
 Other                                                                42,000           44,500
                                                                ------------      -----------
  Total non-current liabilities                                    1,796,394        1,196,598
                                                                ------------      -----------
Commitments and contingencies (Notes 11 and 13)

Stockholders' equity:
 Common stock, par value $0.10 per share,
  250,000 shares authorized, 15,190 shares
  issued and outstanding, respectively                                 1,519            1,519

 Additional paid-in capital                                           94,805           75,188
 Retained earnings                                                   921,571          663,869
 Treasury stock                                                       (7,998)
 Notes receivable from stockholders                                                  (100,000)
                                                                ------------      -----------
  Total stockholders' equity                                       1,009,897          640,576
                                                                ------------      -----------
  Total liabilities and stockholders' equity                    $  4,321,151      $ 3,144,029
                                                                ============      ===========


   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
STATEMENT OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------


                                                              APRIL 30,
                                                      1998               1997

Revenues                                           $  6,149,588     $  5,125,182
Cost of revenues                                      3,623,436        2,918,104
                                                   ------------     ------------
                                                      2,526,152        2,207,078
                                                   ------------     ------------
Operating expense (income):
 General and administrative                           1,116,148        1,027,797
 Salaries and related expenses                          920,076          853,606
 Impairment of investment                                56,000
 Gain from insurance recovery and
  litigation settlement                                                 (241,500)
 Management fees                                       (158,000)
 Other operating (income) expense                       (23,663)          14,918
                                                   ------------     ------------
  Income from operations                                615,591          552,257
                                                   ------------     ------------
 Interest expense, net                                  171,876          109,056
 Other expense                                            9,801            5,636
                                                   ------------     ------------
  Net income                                       $    433,914     $    437,565
                                                   ============     ============


   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                                                      TOTAL
                                              COMMON STOCK          PAID-IN    RETAINED    TREASURY  STOCKHOLDER  STOCKHOLDERS'
                                           SHARES      AMOUNT       CAPITAL    EARNINGS     STOCK       NOTE         EQUITY

Balance at April 30, 1996                  15,000     $  1,500    $ 46,800    $473,933    $     -    $ (100,000)  $   422,233

Issuance of common stock                       40            4       8,403                                              8,407

Exercise of stock options                     150           15      19,985                                             20,000

Dividends                                                                     (247,629)                              (247,629)

Net income for year ended
 April 30, 1997                                 -            -           -     437,565          -                     437,565
                                           ------     --------    --------    --------    -------    ----------   -----------
Balance at April 30, 1997                  15,190        1,519      75,188     663,869                 (100,000)      640,576

Transfer of net obligation under
 capital lease                                                      19,617                                             19,617

Purchase of treasury stock                                                                 (7,998)                     (7,998)

Dividends                                                                     (176,212)                              (176,212)

Repayment of Stockholder
note                                                                                                    100,000       100,000

Net income for the year ended
 April 30, 1998                                 -            -           -     433,914          -                     433,914
                                           ------     --------    --------    --------    -------    ----------   -----------
Balance at April 30, 1998                  15,190     $  1,519    $ 94,805    $921,571    $(7,998)   $        -   $ 1,009,897
                                           ======     ========    ========    ========    =======    ==========   ===========


   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------



                                                                            YEARS ENDED APRIL 30,
                                                                            1998             1997

Cash flows from operating activities:                                    $ 433,914        $ 437,565
 Net income
 Adjustments to reconcile net income to net cash used
 in operating activities:
  Depreciation and amortization                                            722,195          404,571
  Impairment of investment                                                  56,000
  Provision for uncollectible accounts receivable                            4,863           19,137
  Gain on sale of fixed assets                                                              (28,425)
  (Gain) loss on termination of capital leases                             (21,163)          14,918
  Gain from insurance recovery and litigation settlement                                   (241,500)
  Changes in operating assets and liabilities, net of acquisition:
   Increase in accounts receivable                                        (127,937)        (134,688)
   Increase in notes and other receivables                                (122,730)         (44,239)
   Increase in inventory                                                  (136,249)         (12,658)
   (Increase) decrease in prepaid expenses and
    other assets                                                           (50,805)          14,460
   Increase in accounts payable                                            101,241           33,631
   Increase (decrease) in accrued liabilities and other                    110,335         (104,328)
                                                                         ---------        ---------
    Net cash provided by operating activities                              969,664          358,444
                                                                         ---------        ---------
Cash flows from investing activities:
 Capital expenditures                                                     (140,537)        (787,495)
 Proceeds from sale of fixed assets and termination                         10,213          163,291
  of capital leases
 Proceeds from insurance recovery                                                           150,000
 Acquisition of mobile cataract surgery business                           (80,000)               -
                                                                         ---------        ---------
    Net cash used in investing activities                                 (210,324)        (474,204)
                                                                         ---------        ---------
Cash flows from financing activities:
 Capital lease payments                                                   (381,822)        (458,966)
 Dividends paid                                                           (423,841)
 Net borrowings under line-of-credit agreement                              70,000           65,220
 Debt principal payments                                                   (23,677)        (156,423)
 Proceeds from issuance of notes                                                            562,500
 Proceeds from stock options exercised                                                       20,000
 Proceeds from issuance of common stock                                          -            8,407
                                                                         ---------        ---------
    Net cash (used in) provided by financing activities                   (759,340)          40,738
                                                                         ---------        ---------
Net decrease in cash                                                                        (75,022)

Cash at beginning of year                                                        -           75,022
                                                                         ---------        ---------
Cash at end of year                                                      $       -        $       -
                                                                         =========        =========


   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
STATEMENT OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED APRIL 30, 1998 AND 1997
--------------------------------------------------------------------------------



                                                                                             YEARS ENDED APRIL 30,
                                                                                              1998         1997
Supplemental schedule of non-cash investing and
financing activities:
   Capital lease obligations for equipment purchases                                     $ 1,235,060    $ 921,107
   Termination of capital lease:
     Capital lease obligation                                                                109,636
     Net book value of equipment                                                              88,473
   Purchase of investment in aircraft in exchange for:
     Cancellation of note receivable                                                         100,000
     Issuance of note payable                                                                 30,000
   Transfer of equipment and lease obligation to related party:
     Capital lease obligation                                                                 44,069
     Net book value of equipment                                                              24,452
   Purchase of treasury stock for note payable                                                 7,998
   Equipment received in litigation settlement                                                            136,000

The Company purchased all of the assets of a mobile
cataract surgery business during fiscal 1998. In conjunction with the acquisition, liabilities were assumed as follows:
   Fair market value of assets acquired                                                  $   140,000
   Cash paid for assets                                                                       80,000
                                                                                         -----------

        Liabilities assumed                                                              $    60,000
                                                                                         ===========

Supplemental disclosures of cash flow information:
   Cash paid during the period for interest                                              $   189,552    $ 145,397
                                                                                         ===========    =========

   The accompanying notes are an integral part of these financial statements.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998 and 1997
--------------------------------------------------------------------------------

1.       NATURE OF ORGANIZATION
         Midwest Surgical Services, Inc. ("MSS" or the "Company") is a Minneapolis-based provider of cataract surgery equipment and supplies to rural community hospitals. The Company provides as a complete package the instrumentation, disposables, consumables and prosthetics along with a highly trained and certified surgical technician. This service allows the small community hospital to provide the most sophisticated phaco emulsification cataract surgery and other procedures without significant capital investment.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, as well as the reported amounts of revenue and expenses. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The Company's financial instruments consist principally of cash, accounts receivable, notes receivable, accounts payable, accrued liabilities, notes payable and capitalized lease obligations. The estimated fair value of these financial instruments approximates their book value at April 30, 1998 and 1997, based on the nature of the instruments and the terms currently available to the Company.

         CONCENTRATION OF CREDIT RISK
         The Company extends credit to its customers, which are primarily small community hospitals located in the Midwest. Management believes the credit risk related to its trade receivables is limited, as no single customer accounted for a significant amount of the Company's revenue and that its allowance for doubtful accounts is adequate.

         INVENTORY
         Inventory is stated at actual cost and consists principally of medical supplies.

         PROPERTY AND EQUIPMENT
         Property and equipment is stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation and amortization are computed utilizing the straight-line method. In the opinion of management, this method is adequate to allocate the cost of equipment over estimated useful lives which range from two to seven years.

         IMPAIRMENT OF LONG-LIVED ASSETS
         The Company reviews for the impairment of long-lived assets when events or changes in circumstances indicate that an asset's carrying value may not be recoverable. In reviewing for impairment, if the carrying value of an asset is greater than the sum of the undiscounted projected cash flows attributable to that asset, an impairment loss is recognized. The impairment loss is based on the fair value of the asset which is determined based on market prices, discounted cash flows or the best information available.

         REVENUE
         Revenues are recognized when the surgical procedures are performed.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998 AND 1997
PAGE 2
--------------------------------------------------------------------------------

         COST OF REVENUES
         Cost of revenues include medical equipment depreciation, equipment maintenance, technician salaries and technician travel expenses and are recognized over the useful lives of the related equipment or when incurred.

         INCOME TAXES
         The Company is organized under subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of the S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for corporate income taxes has been recorded in these financial statements.

3.       401(k) SAVINGS PLAN

         MSS has a 401(k) savings plan for all employees that have completed one year of service and are 21 years old. Matching contributions to the plan are made at the discretion of the Company, subject to certain limitations and subject to a maximum contribution per participant. The Company may terminate or amend the plan at any time.

         Contributions by the Company for eligible employees to the 401(k) plan for the years ended April 30, 1998 and 1997 were $26,813 and $22,941, respectively.

4.       GAIN FROM INSURANCE RECOVERY AND LITIGATION

         During fiscal 1997, an aircraft which the Company owned crashed. The Company was insured for the loss and received $150,000 from the insurance carrier. As the aircraft was fully depreciated, this resulted in the recognition of a $150,000 gain from the insurance recovery.

         During fiscal 1997, the Company settled certain litigation with a medical equipment manufacturer in exchange for equipment with an estimated fair market value of $136,000. The Company recorded the equipment at its estimated fair value, a gain from litigation settlement of $91,500 and deferred income of $44,500. A portion of the gain was deferred because it is contingent on future purchases of supplies. The deferred income will be recognized in subsequent periods as supplies are purchased. During fiscal 1998, $2,500 of the deferred income was recognized.

5.       ASSET PURCHASE AGREEMENT

         On March 6, 1998, MSS entered into an agreement to purchase a mobile cataract surgery business for $80,000 in cash and the issuance of a $60,000 note to the owner. The acquisition was accounted for under the purchase method. Accordingly, the purchase price was allocated to fixed assets with a fair market value of $10,000 and a non-compete agreement with the owner valued at $30,000. The remaining $100,000 was recorded as goodwill. The non-compete agreement and the goodwill are being amortized over two years.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998 AND 1997
Page 3
--------------------------------------------------------------------------------

6.       OTHER ASSETS

          Other assets consist of the following at April 30:

                                                                     1998           1997

          Goodwill, net of $8,333 amortization                $     91,667    $          -

          Investment in aircraft cooperative                        74,000

          Noncompete agreement, net of
          $2,500 amortization                                       27,500

          Lease deposits and other                                  58,144          33,912
                                                              ------------    ------------
               Total                                          $    251,311    $     33,912
                                                              ============    ============

7.        NOTES PAYABLE AND LINE OF CREDIT

          On February 19, 1997, MSS borrowed $562,500 from Norwest Bank to purchase an ownership interest in an aircraft for use in the Company's operations. The note is due in 5 years, bears interest at 8.25% and is collateralized by the aircraft. At April 30, 1998 and 1997, $545,625 and $562,500, respectively, was payable on the note. Subsequent to year end, the aircraft was sold and the note was repaid.

          In March 1997, MSS obtained a line of credit facility with Fidelity Bank totaling $660,000. In May 1997, the facility was amended and increased to $700,000. The facility bears interest at 9% and is renewable annually and payable on demand. The current facility will expire on May 1, 1999. At April 30, 1998 and 1997, $300,000 and
          $230,000 was outstanding under the line of credit, respectively.

          On July 13, 1994, MSS borrowed $54,500 at 9.5% for three years from Fidelity Bank in conjunction with the purchase of two lasers. At April 30, 1997, $5,315 was outstanding under the note, and on July 15, 1997, the remaining balance was paid off.

          On January 1, 1998, MSS issued a $30,000 non-interest bearing note to four shareholders of MSS in connection with the transfer of an ownership interest in an aircraft to the company. The note, which was due on demand was paid in full on July 29, 1998. See additional discussion in the related party footnote 12.

          On November 24, 1997, MSS purchased 150 shares of common stock for $7,998 in exchange for a note payable which bears interest at 8% and is due in two years. At April 30, 1998, $6,511 was payable of which $4,341 is current and $2,170 is non-current.

          In connection with the purchase of a mobile cataract surgery business (see Note 5), MSS issued a $60,000 note payable to the owner. The note bears interest at 8.5% and is payable in two annual installments of $30,000.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30,1998 AND 1997
Page 4
--------------------------------------------------------------------------------

8.       OBLIGATIONS UNDER CAPITAL LEASES

         The Company finances the purchase of medical equipment, computer equipment and mini-vans with 3 and 5 year leases. Under the terms of the lease agreements, the Company is required to purchase the equipment at the end of the lease term at a fixed price and accordingly, the leases have been accounted for as capital leases. At April 30, 1998, the future minimum payments under capital leases are as follows:

          YEAR ENDING APRIL 30,                                       AMOUNT

          1999                                                    $   726,772
          2000                                                        567,378
          2001                                                        384,732
          2002                                                        272,898
          2003 and thereafter                                         171,976
                                                                  -----------
                 Total minimum lease payments                       2,123,756

          Less amount representing interest                           382,664

          Less current portion                                        564,493
                                                                  -----------
          Long-term portion of obligations
          under capital leases                                    $ 1,176,599
                                                                  ===========

         Assets under capital leases totaled $2,482,752 and $1,545,004, respectively, at April 30, 1998 and 1997. Depreciation of leased assets was $456,903 and $321,127 for the years ended April 30, 1998 and 1997, respectively.

         During fiscal 1998, the Company terminated certain leases and returned the related equipment. At the dates of the terminations, the aggregate outstanding lease obligation and net book value of the equipment totaled $109,636 and $88,473, respectively. Accordingly, the Company recognized a $21,163 gain.

9.       OPERATING LEASE

         The Company currently leases its office space under an operating lease with a third party that requires monthly payments of $8,418 through January 31, 2002. The Company subleases a portion of the office space to other tenants, which are related parties (see Note 12), and receives monthly sublease revenues of $2,966.

10.      STOCK OPTIONS

         At April 30, 1998 and 1997, there were 600 options to purchase the Company's common stock outstanding at an exercise price of $133.33 per share. As discussed in Note 13, all of the options were exercised subsequent to year end.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998 AND 1997
PAGE 5
--------------------------------------------------------------------------------

11.      COMMITMENTS AND CONTINGENCIES

         The Company is involved in litigation in the normal course of business. However, management does not expect that any outstanding or pending legal proceedings, individually or in the aggregate, will have a material adverse effect upon the Company's future results of operations, liquidity or financial condition.

12.      RELATED PARTIES

         In May 1997, the owners of MSS formed Refractive Surgical Resources, Inc. (RSR), a provider of mobile access to microsurgical equipment used by eye surgeons. In conjunction with its incorporation, the Company transferred two microkeratome machines with a net book value of $24,452 and RSR assumed the related capital lease obligation of $44,069. The transfer was recorded at the historical net book value of the machines and the related capital lease obligation and resulted in a net increase to stockholders' equity of $19,617. MSS provides certain management services and subleases a portion of its offices to RSR. During fiscal year 1998, MSS charged RSR approximately $78,000 for management fees and approximately $71,000 for reimbursement of office rent and other administrative expenses. At April 30, 1998, RSR owed MSS approximately $16,000.

         In February 1997, the owners of MSS also formed an ophthalmic equipment supply company. MSS provides certain management services and subleases a portion of its offices to the supply company. In fiscal year 1998, MSS charged the supply company $80,000 in management fees and approximately $10,503 for reimbursement of office rent and other administrative expenses. Additionally, during fiscal year 1997, MSS charged the Company $1,965 for rent and other administrative expense. At April 30, 1998, MSS had a $60,000 receivable from the supply company related to these fees. The supply company also purchased $2,684 and $130,480 of inventory from MSS during fiscal years 1998 and 1997, respectively, while MSS purchased $12,316 and $548 of inventory from the supply company during fiscal years 1998 and 1997, respectively.


         Four stockholders of MSS also own a company that supplies lasers used in mobile cataract services. During fiscal years 1998 and 1997, MSS laser purchases from the laser supply company totaled $68,569 and $165,127, respectively. At April 30, 1998 and 1997, MSS owed the company $825 and $9,366, respectively. MSS also subleases office space to the laser supply company. During fiscal years 1998 and 1997, MSS charged the company $8,433 and $4,772, respectively for reimbursement of office rent and other administrative expenses.


         A stockholder of MSS owns a company specializing in intraocular lens sales. During fiscal year 1998 and 1997, MSS purchased $198,044 and $245,030 in lenses, respectively, from the company. At April 30, 1998, and 1997, MSS owed the company $1,089 and $19,445, respectively. During fiscal years 1998 and 1997, MSS incurred certain costs for equipment rentals and selling expenses on behalf of the lens company which totaled $43,032 and $26,463, respectively. The lens company has agreed to reimburse MSS for these costs. At April 30, 1998 and 1997, MSS was due $1,089 and $2,617, respectively, from the lens company.

         A stockholder of MSS also provides consulting services to the Company. Fees for fiscal years 1998 and 1997 were $35,000 and $30,000, respectively. At April 30, 1998, and 1997, MSS owed the stockholder $15,000 and $10,000, respectively.

MIDWEST SURGICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998 AND 1997
PAGE 6
--------------------------------------------------------------------------------

         In January 1996, four stockholders of MSS borrowed $100,000 from the Company to purchase an interest in an aircraft cooperative. During fiscal 1998, MSS purchased the stockholder's interest in the cooperative for $130,000 in exchange for the cancellation of the original note and the issuance of a $30,000 non-interest bearing note payable to the stockholders. Subsequent to the purchase, the Company determined that its investment was impaired and wrote it down to the $74,000 estimated fair value resulting in a $56,000 charge to earnings. MSS recognized $9,600 and $12,416 of interest income from the note during fiscal years 1998 and 1997, respectively. In addition, it also incurred $18,353 of expenses during fiscal year 1997 related to use of the aircraft. Subsequent to April 30, 1998, the investment in the aircraft cooperative was sold.

         The three principal stockholders have personally guaranteed the Company's obligations under its capital leases and the note with Fidelity Bank. One stockholder has also personally guaranteed the Company's obligations under its office lease.

13.      SUBSEQUENT EVENTS

         In July 1998, MSS sold their investment in an aircraft cooperative for $74,000. No gain or loss resulted from this transaction.

         On June 5, 1998, MSS sold their ownership interest in an aircraft for $625,000. The proceeds were used principally to repay the debt associated with original purchase of the interest. The sale resulted in a gain of approximately $50,000. No gain or loss was recognized on the extinguishment of the debt.

         On July 1, 1998, MSS purchased the stock of Perry Surgical, a North Carolina-based provider of mobile cataract services, for $305,000 in cash and $124,000 of notes. The purchase agreement provides for the payment of additional amounts based on revenues earned in the two years following the acquisition. MSS also entered into a one year consulting agreement with the two principal owners of Perry Surgical for $120,000.

         On July 5, 1998, 300 options to purchase the Company's common stock were exercised, and on November 30, 1998, the remaining 300 stock options were exercised. Proceeds from these option exercises totaled $80,000.

         In November 1998, MSS declared a dividend of $206,000 which will be paid in April 1999.

         As of December 4, 1998, the outstanding stock of MSS was purchased by Laser Vision Centers, Inc. ("LVCI") for an initial payment of $3.8 million in cash and notes, with potential additional consideration of up to $8.25 million in cash and LVCI common stock based on the performance of MSS through July 2001.

Midwest Surgical Services, Inc.
Condensed Consolidated Balance Sheet


                                                     (Unaudited)      (Audited)
                                                      October 31,      April 30,
                                                         1998           1998
Assets
Current assets:
    Cash and cash equivalents                         $      --      $      --
    Accounts receivable, net                            1,167,000        702,000
    Inventory                                             651,000        469,000
    Prepaid expenses and other current assets              86,000        209,000
                                                      -----------    -----------
Total current assets                                    1,904,000      1,380,000

Equipment, net of accumulated
    depreciation of $1,855,000 and
    $1,119,000, respectively                            2,467,000      2,690,000

Other assets
    Goodwill, net                                         383,000
    Other                                                 155,000        251,000
                                                      -----------    -----------
Total other assets                                        538,000        251,000
                                                      -----------    -----------

Total assets                                          $ 4,909,000    $ 4,321,000
                                                      ===========    ===========



Liabilities and stockholders' equity
Current liabilities
    Current portion of notes payable                  $   142,000    $    64,000
    Line of credit                                        330,000        300,000
    Current portion of capitalized lease obligation       828,000        565,000
    Accounts payable                                      489,000        352,000
    Accrued liabilities                                   212,000        234,000
                                                      -----------    -----------
Total current liabilities                               2,001,000      1,515,000

Non-current liabilities
    Notes payable                                          63,000        578,000
    Capitalized lease obligations                       1,354,000      1,176,000
    Other                                                  42,000         42,000
                                                      -----------    -----------
Total non-current liabilities                           1,459,000      1,796,000

Stockholders' equity
    Common stock                                            2,000          2,000
    Paid in capital                                       135,000         95,000
    Retained earnings                                   1,320,000        921,000
    Treasury stock                                         (8,000)        (8,000)
                                                      -----------    -----------
Total stockholders' equity                              1,449,000      1,010,000
                                                      -----------    -----------

Total liabilities and stockholders' equity            $ 4,909,000    $ 4,321,000
                                                      ===========    ===========

Midwest Surgical Services, Inc.
Consolidated Statements of Operations (Unaudited)


                                 Six Months Ended
                                     October 31,
                                1998           1997
Revenue                     $ 4,385,000    $ 3,085,000
Cost of Revenue               2,745,000      1,840,000
                            -----------    -----------

Gross Profit                  1,640,000      1,245,000

Selling, general and
  administrative expense      1,102,000        843,000
                            -----------    -----------

Income from operations          538,000        402,000

Other income and expenses      (139,000)       (85,000)
                            -----------    -----------

Net income                  $   399,000    $   317,000
                            ===========    ===========

Midwest Surgical Services, Inc.
Consolidated Statements of Cash Flows (Unaudited)

                                                         Six Months Ended
                                                            October 31,
                                                        1998            1997
Cash flows from operating activities:
   Net income                                       $   399,000    $   317,000
   Adjustments to reconcile net income to net
      cash provided by operations:
   Depreciation and amortization                        793,000        312,000
   Gain on sale of equipment                            (50,000)
   Gain on termination of capital leases                               (21,000)
   Changes in operating assets and liabilities:
      Increase in accounts receivable                  (389,000)       (86,000)
      Increase in inventory                            (147,000)       (98,000)
      (Increase) decrease in other current assets       129,000        (18,000)
      Increase (decrease) in accounts
        payable and accruals                             25,000        165,000
                                                    -----------    -----------
Net cash provided by operations                         760,000        571,000

Cash flows from investing activities:
   Acquisition of Perry Surgical, net of
      cash acquired                                    (283,000)
   Proceeds from sale of equipment                      625,000
   Acquisition of equipment                            (111,000)       (76,000)
   Other                                                 53,000        (17,000)
                                                    -----------    -----------
Net cash provided by (used in) investing
  activities                                            284,000        (93,000)

Cash flows from financing activities:
   Dividends paid                                                     (248,000)
   Payments on capital lease obligations               (369,000)      (109,000)
   Proceeds from (payments on) line of credit            30,000        (80,000)
   Payment on notes payable                            (745,000)       (22,000)
   Proceeds from option exercise                         40,000           --
                                                    -----------    -----------
Net cash used in financing activities                (1,044,000)      (459,000)

Net change in cash                                            0         19,000

Cash at beginning of period                                   0              0
                                                    -----------    -----------

Cash at end of period                               $         0    $    19,000
                                                    ===========    ===========

Non cash investing and financing activities:
Capital leases for equipment                        $   810,000    $   415,000
Transfer of equipment and lease
    obligation to related party:
      Capital lease obligation                                          44,000
      Net book value of equipment                                       24,000
Termination of capital leases:
    Capital lease obligation                                           110,000
    Net book value of equipment                                         88,000
Acquisiton of Perry Surgical
    Fair value of assets acquired                   $   703,000
    Cash paid for the capital stock                    (305,000)
                                                    -----------
      Liabilities assumed                           $   398,000
                                                    ===========

Midwest Surgical Services, Inc.
Notes to Historical Financial Statements


1. The unaudited interim financial statements as of October 31, 1998 and October 31, 1997, include all normal recurring adjustments which management considers necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year.

2. Midwest Surgical Services, Inc. (MSS) elected S corporation status under the provisions of the Internal Revenue code. As such, all income and losses flow through to the shareholders who are liable for all applicable taxes. Accordingly, no provision or credit has been made for federal and state income taxes.

3. On July 1, 1998, MSS purchased the stock of Perry Surgical, a North Carolina-based provider of mobile cataract services, for $305,000 in cash and $124,000 of notes. The purchase agreement provides for the payment of additional amounts based on revenues earned in the two years following the acquisition. MSS also entered into a one year consulting agreement with the two principal owners of Perry Surgical for $120,000. The unaudited pro forma MSS results from operations assuming that the Perry acquisition was consummated as of May 1, 1997 are as follows:

                                                            Six months ended
                                                     10/31/98            10/31/97
                                                     --------            --------
                           Revenue                  $4,535,000          $3,459,000
                           Income                      386,000             338,000



4. In November 1998, MSS declared a dividend of $206,000 which will be paid in April, 1999.

REFRACTIVE
SURGICAL
RESOURCES, INC.
FINANCIAL STATEMENTS
APRIL 30, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Refractive Surgical Resources, Inc.




In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Refractive Surgical Resources, Inc. at April 30, 1998, and the results of its operations and its cash flows for the year ended April 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
St. Louis, Missouri

August 27, 1998, except Note 7,
which is as of September 1, 1998

REFRACTIVE SURGICAL RESOURCES, INC.
BALANCE SHEET
APRIL 30, 1998
--------------------------------------------------------------------------------




                                                              APRIL 30, 1998

ASSETS
Current assets:
   Cash                                                       $       97,106
   Accounts receivable, net of allowance of $8,000                   292,251
   Other receivables                                                  64,128
   Inventory                                                          61,186
   Prepaid expenses and other current assets                          28,375
                                                              --------------
      Total current assets                                           543,046
                                                              --------------

Equipment:
   Medical equipment                                                 931,851
   Furniture and fixtures                                              8,543
   Accumulated depreciation                                         (124,202)
                                                              --------------
      Net property and equipment                                     816,192

Deposits                                                              14,240
                                                              --------------
      Total assets                                            $    1,373,478
                                                              ==============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Current portion of obligations under capital leases        $      133,982
   Accounts payable                                                  697,712
   Other accrued liabilities                                          60,155
                                                              --------------
      Total current liabilities                                      891,849
                                                              --------------
Non-current liabilities:
   Capital lease obligations                                         261,643
                                                              --------------

Commitments and contingencies (Note 5)

Stockholders' equity:
   Common stock, par value $.01 per share, 100,000
    authorized, 100,000 shares issued
    and outstanding, respectively                                      1,000
   Additional paid in capital                                         80,383
   Retained earnings                                                 138,603
                                                              --------------
                                                                     219,986
                                                              --------------
      Total liabilities and stockholders' equity              $    1,373,478
                                                              ==============








   The accompanying notes are an integral part of these financial statements.

REFRACTIVE SURGICAL RESOURCES, INC.
STATEMENT OF OPERATIONS
APRIL 30, 1998
--------------------------------------------------------------------------------

                                                              APRIL 30, 1998

Revenues                                                       $   1,763,763
Cost of revenues (includes $121,840 of depreciation)               1,101,743
                                                               -------------

                                                                     662,020
                                                               -------------

Operating expense:
   General and administrative                                        330,649
   Salaries and related expenses                                     159,000
   Depreciation                                                        2,362
                                                               -------------

                                                                     492,011
                                                               -------------

      Income from operations                                         170,009

Interest expense                                                      31,406
                                                               -------------

      Net income                                               $     138,603
                                                               =============



   The accompanying notes are an integral part of these financial statements.

REFRACTIVE SURGICAL RESOURCES, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
APRIL 30, 1998
--------------------------------------------------------------------------------

                                                                                                            TOTAL
                                              COMMON STOCK               PAID-IN         RETAINED       STOCKHOLDERS'
                                         SHARES           AMOUNT         CAPITAL         EARNINGS          EQUITY

Issuance of stock                        100,000       $   1,000       $      -        $      -        $      1,000

Transfer of net obligation under
 capital lease                                                          (19,617)                            (19,617)

Conversion of stockholder notes to
 equity                                                                 100,000                             100,000

Net income                                     -               -              -         138,603             138,603
                                         -------       ---------       --------        --------        ------------

Balance at April 30, 1998                100,000       $   1,000       $ 80,383        $138,603        $    219,986
                                         =======       =========       ========        ========        ============




   The accompanying notes are an integral part of these financial statements.

REFRACTIVE SURGICAL RESOURCES, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED APRIL 30, 1998
--------------------------------------------------------------------------------

                                                                                             YEAR ENDED
                                                                                           APRIL 30, 1998

Cash flows from operating activities:
   Net income                                                                                $  138,603
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation                                                                               124,202
     Provision for uncollectible accounts receivable                                              8,000
     Changes in operating assets and liabilities:
       Increase in accounts receivable                                                         (300,251)
       Increase in other receivables                                                            (64,128)
       Increase in inventory                                                                    (61,186)
       Increase in prepaid expenses and other current assets                                    (28,375)
       Increase in accounts payable                                                             697,712
       Increase in accrued liabilities                                                           60,155
                                                                                             ----------
         Net cash provided by operating activities                                              574,732
                                                                                             ----------

Cash flows from investing activities:
   Acquisition of equipment                                                                    (487,943)
   Equipment deposits                                                                           (14,240)
                                                                                             ----------
         Net cash used by investing activities                                                 (502,183)
                                                                                             ----------
Cash flows from financing activities:
   Principal payments under capital lease obligations                                           (76,443)
   Proceeds from stockholder notes                                                              100,000
   Proceeds from sale of common stock                                                             1,000
                                                                                             ----------
         Net cash provided by financing activities                                               24,557
                                                                                             ----------

Net increase in cash                                                                             97,106

Cash at beginning of year                                                                             -
                                                                                             ----------
Cash at end of year                                                                          $   97,106
                                                                                             ==========
Supplemental schedule of non-cash investing and financing activities:
   Transfer of obligation under capital lease                                                $   44,069
                                                                                             ==========
   Transfer of equipment under capital lease                                                 $   24,452
                                                                                             ==========
   Capital lease obligations related to equipment purchases                                  $  427,999
                                                                                             ==========
   Conversion of stockholder notes to equity                                                 $  100,000
                                                                                             ==========
Supplemental disclosures of cash flow information:
   Cash paid during the period for interest                                                  $   31,406
                                                                                             ==========



   The accompanying notes are an integral part of these financial statements.

REFRACTIVE SURGICAL RESOURCES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998
--------------------------------------------------------------------------------

1.       NATURE OF ORGANIZATION

         Refractive Surgical Services, Inc. ("RSR" or the "Company") is a Minneapolis based provider of mobile microkeratome access. The microkeratome is a microsurgical device which is used by eye surgeons in conjunction with the excimer laser to perform laser in situ keratomileusis (LASIK) procedures. RSR is the world's largest provider of access to microkeratome technology.

         RSR was incorporated on May 1, 1997 by the principal stockholders of Midwest Surgical Services, Inc. ("MSS"), a provider of access to ophthalmic equipment and other medical supplies, and an executive formerly with Chiron Ophthalmics, the manufacturer of the microkeratomes RSR provides.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, as well as the reported amounts of revenue and expenses. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         For purposes of financial reporting, the Company has determined that the fair value of the Company's financial instruments, including cash, accounts receivable, and capitalized lease obligations approximates book value at April 30, 1998, based on terms currently available to the Company in financial markets.

         CONCENTRATION OF CREDIT RISK
         One customer constituted approximately 27% of the accounts receivable balance at April 30, 1998. Management believes the credit risk related to its remaining trade receivables is limited as no single customer accounted for a significant amount of the Company's revenue and that its allowance for doubtful accounts is adequate.

         INVENTORY
         Inventory is stated at cost and consists of general medical supplies.

         EQUIPMENT
         Equipment is stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation and amortization are computed utilizing the straight-line method. In the opinion of management, this method is adequate to allocate the cost of equipment over its estimated useful lives which range from two to seven years.

         REVENUE
         Revenues are recognized when the surgical procedures are performed.

         COST OF REVENUES
         Cost of revenues include medical equipment depreciation, equipment maintenance, technician salaries and technician travel expenses and are recognized over the useful lives of the related equipment or when incurred.

REFRACTIVE SURGICAL RESOURCES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998
PAGE 2
--------------------------------------------------------------------------------


         INCOME TAXES
         The Company is organized under subchapter S of the Internal Revenue Code. In lieu of corporate income taxes, the shareholders of the S corporation are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for corporate income taxes has been recorded in these financial statements.

3.       NOTES PAYABLE

         On May 15, 1997, RSR borrowed $100,000 from its stockholders at 9% per annum, payable on May 15, 1998. On January 1, 1998 these notes were converted to stockholders' equity. Interest expense of $5,690 was incurred and paid through December 31, 1997.

4.       OBLIGATIONS UNDER CAPITAL LEASES

         During the fiscal year, the Company financed the purchase of 18 machines and various other medical equipment with 3 and 4 year capital leases, requiring total principal payments of $427,999 and bearing interest at 8.75% to 9%. In conjunction with its incorporation, the Company received from MSS two microkeratome machines with a net book value of $24,452 and assumed the related capital lease obligations of $44,069. Under the terms of the lease agreements, the Company is required to purchase the equipment at the end of the lease term at a fixed price.

         At April 30, 1998, the future minimum payments under capital leases are as follows:


         YEAR ENDING APRIL 30,                                 AMOUNT

         1999                                            $     166,207
         2000                                                  159,952
         2001                                                  121,496
                                                         -------------

                 Total minimum lease payments                  447,655

         Less amount representing interest                     (52,030)

         Less current portion                                 (133,982)
                                                         -------------

         Long-term portion of obligations
          under capital leases                           $     261,643
                                                         =============



         Assets under capital leases totaled $452,451 at April 30, 1998. Depreciation of leased assets was $69,956 for the year ended April 30, 1998.

5.       COMMITMENTS AND CONTINGENCIES

         The Company is involved in litigation in the normal course of business. However, management does not expect that any outstanding or pending legal proceedings, individually or in the

REFRACTIVE SURGICAL RESOURCES, INC.
NOTES TO FINANCIAL STATEMENTS
APRIL 30, 1998
PAGE 3
--------------------------------------------------------------------------------


         aggregate, will have a material adverse effect upon the Company's future results of operations, liquidity or financial condition.

6.       RELATED PARTY

         MSS provides certain management services and subleases a portion of its offices to RSR. During fiscal 1998, MSS charged RSR approximately $78,000 for management fees and approximately $71,000 for office rent and other administrative expenses. At April 30, 1998, the Company owed MSS approximately $16,000.

         At the time of its incorporation, the Company retained three MSS employees and assumed responsibility for two MSS equipment leases (see
         Note 4).

7.       SUBSEQUENT EVENT

         On September 1, 1998, the outstanding stock of RSR was purchased by Laser Vision Centers, Inc. ("LVCI") for a combination of cash and notes payable totaling $3.3 million. One of the minority owners of the Company is an outside director of LVCI. LVCI provides eye surgeons access to excimer lasers.

         The Company provides LVCI's customers with access to microkeratomes. LVCI's customers represented approximately 60% of the Company's revenues during the year ended April 30, 1998. For the year ended April 30, 1998, the Company also charged LVCI approximately $117,000 for certain services and supplies it provided directly to LVCI. At April 30, 1998, the Company had $81,916 in receivables from LVCI.

Refractive Surgical Resources, Inc.
Condensed Balance Sheet

                                                      (Unaudited)   (Audited)
                                                       August 31,   April 30,
                                                         1998          1998
Assets
Current assets:
    Cash and cash equivalents                         $  300,000   $   97,000
    Accounts receivable, net                             347,000      292,000
    Inventory                                             87,000       61,000
    Prepaid expenses and other current assets             20,000       93,000
                                                      ----------   ----------
Total current assets                                     754,000      543,000

Equipment, net of accumulated
    depreciation of $224,000 and
    $124,000, respectively                               829,000      816,000

Other assets                                              18,000       14,000
                                                      ----------   ----------

Total assets                                          $1,601,000   $1,373,000
                                                      ==========   ==========



Liabilities and stockholders' equity
Current liabilities
    Current portion of capitalized lease obligation   $  165,000   $  134,000
    Accounts payable                                     925,000      698,000
    Accrued liabilities                                   51,000       60,000
                                                      ----------   ----------
Total current liabilities                              1,141,000      892,000

Non-current liabilities
    Capitalized lease obligations                        287,000      261,000
                                                      ----------   ----------
Total non-current liabilities                            287,000      261,000

Stockholders' equity
    Common stock                                           1,000        1,000
    Paid in capital                                       80,000       80,000
    Retained earnings                                     92,000      139,000
                                                      ----------   ----------
Total stockholders' equity                               173,000      220,000
                                                      ----------   ----------

Total liabilities and stockholders' equity            $1,601,000   $1,373,000
                                                      ==========   ==========

Refractive Surgical Resources, Inc.
Statements of Operations (Unaudited)


                                Four Months Ended
                                     August 31,
                                1998           1997
Revenue                     $ 1,133,000    $   327,000
Cost of revenue                 913,000        184,000
                            -----------    -----------

Gross profit                    220,000        143,000

Selling, general and
  administrative expense        160,000        116,000
                            -----------    -----------

Income from operations           60,000         27,000

Other income and expenses       (20,000)       (11,000)
                            -----------    -----------

Net income                  $    40,000    $    16,000
                            ===========    ===========

Refractive Surgical Resources, Inc.
Statements of Cash Flows (Unaudited)


                                                        Four Months Ended
                                                            August 31,
                                                        1998           1997
Cash flow from operating activities:
    Net income                                        $  40,000    $  16,000
    Adjustments to reconcile net income to net
      cash provided by operations:
    Depreciation and amortization                       100,000       10,000
Changes in assets and liabilities
  Increase in accounts receivable                       (55,000)    (119,000)
  Increase in inventory                                 (26,000)     (15,000)
  (Increase) decrease in prepaid expenses
         and other current asset increase                73,000      (34,000)
  Increase in accounts payable and
    accrued liabilities                                 218,000      164,000
                                                      ---------    ---------
Net cash provided by operating activities               350,000       22,000

Cash flows from investing activities:
   Acquisition of equipment                             (12,000)     (84,000)
   Other, net                                            (4,000)
                                                      ---------    ---------
Net cash used in investing activities                   (16,000)     (84,000)

Cash flows from financing activities:
Principal payments under capitalized
   lease obligations and notes payable                  (44,000)     (10,000)
Proceeds from note payable                                           100,000
Contributions to/(distributions from) stockholders      (87,000)       1,000
                                                      ---------    ---------
Net cash provided by (used in) financing activities    (131,000)      91,000
                                                      ---------    ---------
         Net increase in cash
                  and cash equivalents                  203,000       29,000

Cash at beginning of period                              97,000            -
                                                      ---------    ---------

Cash at end of period                                 $ 300,000    $  29,000
                                                      =========    =========

Non cash investing and financing activities:
   Capital leases for equipment                       $ 101,000    $  98,000
   Transfer of capital leases:
      Capital lease obligation                                        44,000
      Net book value of equipment                                     24,000


Refractive Surgical Resources, Inc.
Notes to Historical Financial Statements


1. The unaudited interim financial statements as of August 31, 1998 and August 31, 1997, include all normal recurring adjustments which management considers necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results which may be expected for the entire fiscal year.


2. Refractive Surgical Resources, Inc. (RSR) elected S corporation status under the provisions of the Internal Revenue code. As such, all income and losses flow through to the shareholders who are liable for all applicable taxes. Accordingly, no provision or credit has been made for federal and state income taxes.

\

         Item 7(b) - Pro Forma Financial Information, including Combined Statements of Operations for the year ended April 30, 1998 and for the six months ended October 31, 1998, Combined Balance Sheets as of October 31, 1998 and Notes to the Condensed Pro Forma Financial Statements

         On September 1, 1998, Laser Vision Centers, Inc. (LVCI) acquired all of the outstanding stock of Refractive Surgical Resources, Inc. (RSR), for $680,000 in cash (including $212,000 of transaction expenses) and $2.1 million in notes payable/future payments (of which $1.1 million is due within one year). The acquisition was accounted for under the purchase method of accounting and resulted in the recognition of goodwill of $2.6 million. RSR provides microkeratome access and the related disposable blades used by ophthalmologists during the LASIK procedure.

         On December 4, 1998 LVCI acquired all of the outstanding stock of Midwest Surgical Services, Inc. (MSS), for $2.8 million in cash and $1.0 million in notes payable/future payments, with potential additional consideration of up to $8.25 million in cash and LVCI common stock based on the performance of MSS through July 2001. LVCI has the option to pay all future payments in cash. MSS provides mobile cataract services to U.S. ophthalmologists primarily in small markets.

         The unaudited pro forma financial statements present a combination of the historical financial statements for LVCI, RSR and MSS as adjusted to reflect purchase transactions in accordance with the purchase method of accounting. Pro forma income statements are presented for the year ended April 30, 1998 and the six months ended October 31, 1998 as if the acquisitions had occurred as of May 1, 1997. A pro forma balance sheet is presented as of October 31, 1998 to illustrate the estimated effects of the acquisitions as if such events had occurred by this date.

         The Pro Forma Combined Statements of Operations for the year ended April 30, 1998 include LVCI's, RSR's and MSS's results of operations for the year ended April 30, 1998. The Pro Forma Combined Statements of Operations for the six months ended October 31, 1998 include LVCI's results of operations for this period (including RSR from September 1, 1998 to October 31, 1998), RSR's results of operations for the period May 1, 1998 to August 31, 1998 only, and MSS's results of operations for the six months ended October 31, 1998. The Pro Forma Combined Balance Sheets include LVCI's balance sheet (including RSR) as of October 31, 1998 and MSS's balance sheet as of October 31, 1998. Final purchase accounting adjustments will differ from the pro forma adjustments presented herein and described in the accompanying notes due to the results of operations of MSS from October 31, 1998 to the date of closing (December 4, 1998).

         The unaudited pro forma financial information is based on assumptions that management believes are reasonable and such information is presented for comparative and informational purposes only. The unaudited pro forma financial information does not purport to represent what the Company's results of operations or financial condition would actually have been had such transactions occurred on May 1, 1997 or to project the Company's results of operations for any future period or financial condition at any future date.


         As discussed in its Form 10-K/A, the Company has restated its 1998 consolidated financial statements to account for the beneficial conversion features and the mandatory redemption features of the Series B convertible preferred stock. The accompanying Pro Forma financial information have been adjusted to give effect to the restatements.

  Laser Vision Centers, Inc.
  Pro Forma Combined Statements of Operations (Unaudited)
  For the Year Ended April 30, 1998


                                                        Historical
                                          --------------------------------------     Pro Forma      Pro Forma
                                             LVCI           RSR         MSS         Adjustments       Total
                                             ----           ---         ---         -----------       -----
  Net revenue                             $23,469,000   $1,764,000    $6,150,000    $(117,000)(a)  $31,266,000

  Cost of revenue                          16,750,000    1,102,000     3,624,000     (117,000)(a)   21,359,000
                                          -----------   ----------    ----------    ---------      -----------

  Gross profit                              6,719,000      662,000     2,526,000            -        9,907,000

  Selling, general and
    administrative expenses                 9,592,000      492,000     1,910,000      383,000(b)    12,377,000
                                          -----------   ----------    ----------    ---------      -----------

  Income (loss) from operations            (2,873,000)     170,000       616,000     (383,000)      (2,470,000)

  Net interest expense and other             (623,000)     (31,000)     (182,000)    (444,000)(c)   (1,280,000)
                                          -----------   ----------    ----------    ---------      -----------

  Net income (loss)                        (3,496,000)     139,000       434,000     (827,000)      (3,750,000)

  Deemed preferred dividends (Restated)    (1,930,000)           -             -            -       (1,930,000)
                                          -----------   ----------    ----------    ---------      -----------

  Net loss applicable to
    common stockholders (Restated)(d)     $(5,426,000)    $139,000      $434,000    $(827,000)     $(5,680,000)
                                          ===========   ==========    ==========    =========      ===========
  Loss per share:
     Basic and diluted (Restated)               $(.59)                                                   $(.62)
  Weighted average number of
    basic and diluted shares
    outstanding                             9,178,000                                                9,178,000



(a)   Adjustment to eliminate intercompany sales from RSR to LVCI.
(b) Selling, general and administrative expenses have been adjusted to reflect the increase in the amortization of goodwill attributable to the acquisitions of RSR and MSS. Total goodwill related to the RSR acquisition of $2.6 million and the MSS acquisition of $3.1 million is being amortized over a 15 year period.
(c) Interest expense of $251,000 (at 8%) has been adjusted to reflect the interest expense on the $1.0 million of notes payable issued in connection with the MSS acquisition and $2.1 million issued in connection with the RSR acquisition. Interest income of $193,000 (at 5%) has been adjusted to reflect the reduction in interest income related to the $3.2 million of cash on hand utilized to finance the MSS acquisition and $680,000 of cash on hand utilized to finance the RSR acquisition.
(d) Prior to being acquired by LVCI, RSR and MSS had elected S corporation status under the provisions of the Internal Revenue Code. As such, all pre-acquisition income subsequent to this election flowed through to the shareholders of RSR and MSS, respectively, who were liable for all applicable taxes. Accordingly, no provision is presented for federal and state income taxes in the RSR and MSS historical Statements of Operations.

      No pro forma adjustment for income tax provision is included since any taxable income would be offset by the utilization of net operating loss carryforwards of LVCI. For purposes of recording deferred tax assets of LVCI, no future taxable income has been assumed given the results of operations of LVCI through October 31, 1998. Accordingly, LVCI's deferred tax asset, related primarily to net operating loss carryforwards, is fully reserved with an offsetting valuation allowance. Therefore any utilization of the net operating losses as a result of pro forma taxable income from MSS or RSR would result in an offsetting reduction in the valuation allowance.

  Laser Vision Centers, Inc.
  Pro Forma Combined Statements of Operations (Unaudited)
  For the Six Months ended October 31, 1998


                                                        Historical
                                          --------------------------------------      Pro Forma      Pro Forma
                                             LVCI          RSR*         MSS          Adjustments       Total
                                             ----          ----         ---          -----------       -----
  Net revenue                             $19,512,000   $1,133,000    $4,385,000     $(47,000)(a)   $24,983,000

  Cost of revenue                          12,991,000      913,000     2,745,000      (47,000)(a)    16,602,000
                                          -----------   ----------    ----------     --------       -----------

  Gross profit                              6,521,000      220,000     1,640,000            -         8,381,000

  Selling, general and
    administrative expenses                 4,878,000      160,000     1,102,000      162,000(b)      6,302,000
                                          -----------   ----------    ----------     --------       -----------

  Income from operations                    1,643,000       60,000       538,000     (162,000)        2,079,000

  Net interest expense and other             (353,000)     (20,000)     (139,000)    (188,000)(c)      (700,000)
                                          -----------   ----------    ----------     --------       -----------

  Net income                                1,290,000       40,000       399,000     (350,000)        1,379,000

  Deemed preferred dividends                  (81,000)           -             -             -          (81,000)
                                          -----------   ----------    ----------     --------       -----------

  Net income applicable to
    common stockholders(d)                 $1,209,000      $40,000      $399,000    $(350,000)       $1,298,000
                                          ===========   ==========    ==========    =========       ===========
  Income per share:
    Basic                                        $.12                                                      $.13
    Diluted                                      $.11                                                      $.12

  Weighted average number of
    common shares outstanding - basic       9,834,000                                                 9,834,000

  Weighted average number of
    common shares outstanding - diluted    10,779,000                                                10,779,000


  * RSR statement of income is for the four months ended August 31, 1998. RSR operating results since the acquisition on September 1, 1998 are included in the LVCI operating results.


(a)   Adjustment to eliminate intercompany sales from RSR to LVCI.
(b) Selling, general and administrative expenses have been adjusted to reflect the increase in the amortization of goodwill attributable to the acquisitions of RSR and MSS. Total goodwill related to the RSR acquisition of $2.6 million and the MSS acquisition of $3.1 million is being amortized over a 15 year period.
(c) Interest expense of $97,000 (at 8%) has been adjusted to reflect the interest expense on the $1.0 million of notes payable issued in connection with the MSS acquisition and $2.1 million issued in connection with the RSR acquisition. Interest income of $91,000 (at 5%) has been adjusted to reflect the reduction in interest income related to the $3.2 million of cash on hand utilized to finance the MSS acquisition and $680,000 of cash on hand utilized to finance the RSR acquisition.
(d) Prior to being acquired by LVCI, RSR and MSS had elected S corporation status under the provisions of the Internal Revenue Code. As such, all pre-acquisition income subsequent to this election flowed through to the shareholders of RSR and MSS, respectively, who were liable for all applicable taxes. Accordingly, no provision is presented for federal and state income taxes in the RSR and MSS historical Statements of Operations.

      No pro forma adjustment for income tax provision is included since any taxable income would be offset by the utilization of net operating loss carryforwards of LVCI. For purposes of recording deferred tax assets of LVCI, no future taxable income has been assumed given the results of operations of LVCI through October 31, 1998. Accordingly, LVCI's deferred tax asset, related primarily to net operating loss carryforwards, is fully reserved with an offsetting valuation allowance. Therefore any utilization of the net operating losses as a result of pro forma taxable income from MSS or RSR would result in an offsetting reduction in the valuation allowance.

         Laser Vision Centers, Inc.
         Pro Forma Combined Balance Sheets (Unaudited)
         October 31, 1998


                                                                          Pro Forma         Pro Forma
                                             LVCI*            MSS        Adjustments          Total
                                             -----            ---        -----------          -----
                                           (Restated)
         Assets
         Current assets:
            Cash and cash equivalents      $8,491,000      $        -     ($2,800,000)(a)  $5,691,000
            Restricted cash                   525,000                                         525,000
            Accounts receivable, net        5,490,000        1,167,000                      6,657,000
            Inventory                       1,128,000          651,000                      1,779,000
            Prepaid expenses and
                other current assets        1,352,000           86,000                      1,438,000
                                          -----------       ----------     ----------     -----------
         Total current assets              16,986,000        1,904,000     (2,800,000)     16,090,000

         Equipment, net of accumulated
             depreciation                  14,703,000        2,467,000                     17,170,000

         Other assets
             Goodwill, net                  3,413,000          383,000      2,524,000(a)    6,320,000
             Other                          1,499,000          155,000                      1,654,000
                                          -----------       ----------     ----------     -----------
         Total other assets                 4,912,000          538,000      2,524,000       7,974,000
                                          -----------       ----------     ----------     -----------
         Total Assets                     $36,601,000       $4,909,000     $ (276,000)    $41,234,000
                                          ===========       ==========     ==========     ===========
         Liabilities and equity
         Current liabilities
             Current portion of
               notes payable               $3,686,000         $142,000     $1,000,000(a)   $4,828,000
             Line of credit                                    330,000                        330,000
             Current portion of
               capitalized lease
               obligation                     842,000          828,000                      1,670,000
             Accounts payable               4,183,000          489,000                      4,672,000
             Accrued liabilities            2,697,000          212,000        173,000(a)    3,082,000
                                          -----------       ----------     ----------     -----------
         Total current liabilities         11,408,000        2,001,000      1,173,000      14,582,000

         Non-current liabilities
             Notes payable                  6,137,000           63,000                      6,200,000
             Capitalized lease
               obligations                    607,000        1,354,000                      1,961,000
             Other                                              42,000                         42,000
                                          -----------       ----------     ----------     -----------
         Total non-current liabilities      6,744,000        1,459,000                      8,203,000

         Series B convertible preferred stock
             with mandatory redemption
             provisions (Restated)          1,996,000                                       1,996,000

         Stockholders' equity
             Common stock                     100,000            2,000         (2,000)(b)     100,000
             Warrants and options
                (Restated)                  1,229,000                                       1,229,000
             Paid in capital (Restated)    45,841,000          135,000       (135,000)(b)  45,841,000
             Accumulated deficit          (30,717,000)       1,312,000     (1,312,000)(b) (30,717,000)
                                          -----------       ----------     ----------     -----------
         Total stockholders' equity        16,453,000        1,449,000     (1,449,000)     16,453,000
                                          -----------       ----------     ----------     -----------
         Total liabilities and equity     $36,601,000       $4,909,000     $ (276,000)    $41,234,000
                                          ===========       ==========     ==========     ===========


              *Includes RSR balance sheet as of 10/31/98

         (a) The allocation of the estimated purchase price to assets and liabilities assumed at October 31, 1998 is as follows:

                  Cash payment                                        $2,800,000
                  Note payable                                         1,000,000
                  Transaction expenses                                   373,000
                                                                      ----------

                                                     Total            $4,173,000
                                                                      ==========

         The purchase price for MSS was allocated as follows:

                  Net book value of MSS assets                        $1,449,000
                  Less goodwill of MSS                                   383,000
                                                                      ----------
                     Subtotal                                          1,066,000
                  Cost in excess of net assets acquired                3,107,000
                                                                      ----------
                                                     Total            $4,173,000
                                                                      ==========

         Transaction expenses of $200,000 were accrued at October 31, 1998 and are included in the LVCI balance sheet at October 31, 1998.

         The former owners of MSS may earn additional consideration of up to $8.25 million in cash and LVCI common stock based on the performance of MSS through July 2001. Such amounts, if required to be paid, will be recorded as goodwill at that time and amortized over the remaining life of the goodwill recorded at acquisition.

         The historical carrying value of MSS's assets and liabilities reflects their fair market value on the date of acquisition.

         The tax basis of the acquired assets and liabilities equal the financial statement values as a result of the Company's tax election to treat the stock purchase as an asset purchase.

         (b) To eliminate equity of MSS.